Exhibit 99.1

Media Contact Chris Muller PAETEC (585) 340-8218 christopher.muller@paetec.com	Investor Contact Pete Connoy PAETEC (585) 340-2649 peter.connoy@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Announces Second Quarter 2010 Results

FAIRPORT, N.Y. (August 5, 2010) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced second quarter 2010 financial and operating results. “Our second quarter is marked by continued expansion, from our sequential and year-over-year revenue growth, to the opening of new offices and rate centers nationally,” said Arunas A. Chesonis, chairman and CEO. “Over the last six months PAETEC has shown its commitment to growth by investing in businesses that allow us to deepen our customer relationships and enhance our product portfolio. Additionally, we successfully completed the Kenan to RevChain billing conversion during the second quarter, finalizing our integration of US LEC.” Financial results for second quarter 2010 included the following:

•	Revenue of $396.1 million;

•	Adjusted EBITDA* of $65.1 million;

•	Net loss of $7.5 million;

•	Free cash flow* of $33.7 million, which represented the 30th consecutive quarter in which PAETEC or its predecessor generated positive free cash flow;

•	Net cash provided by operating activities of $36.9 million; and

•	Cash, cash equivalents and short term investments of $125.6 million at June 30, 2010.

* Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States, or “GAAP.” Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, debt extinguishment and related costs, sales and use tax settlement, and gain on non-monetary transaction. Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP, and for a quantitative reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP.

Quarterly Results – Second Quarter 2010 Compared to Second Quarter 2009

Revenue

•

Total revenue of $396.1 million increased 0.2% or $0.9 million for second quarter 2010 from second quarter 2009, primarily due to the inclusion of revenue from recently acquired companies that more than offset a decline in usage-based revenue and a $4.1 million decline in non-core basic telephone service revenue (“POTS”).

•	Core network services revenue increased $0.3 million to $284.9 million for second quarter 2010 from second quarter 2009.

•	Core carrier services revenue decreased 6.6% or $3.2 million for second quarter 2010 from second quarter 2009 due to lower usage-based revenue.

•

Integrated solutions revenue of $22.8 million increased 47.5% or $7.3 million over second quarter 2009 primarily due to PAETEC’s February 28, 2010 acquisition of US Energy Partners and June 7, 2010 acquisition of Quagga Corporation.

Adjusted EBITDA and Margins

Adjusted EBITDA for second quarter 2010 grew 2.5% to $65.1 million over adjusted EBITDA of $63.5 million for second quarter 2009. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, increased to 16.4% for second quarter 2010 compared to 16.1% for second quarter 2009.

Cost of goods sold for second quarter 2010 was $196.8 million and was essentially unchanged from second quarter 2009. Gross margin for second quarter 2010 increased to 50.3% from 50.2% in second quarter 2009.

Selling, general and administrative (“SG&A”) expenses for second quarter 2010 were $136.8 million, including stock-based compensation of $2.6 million, which represents a decrease of 2.7% or $3.8 million from second quarter 2009. As a percentage of total revenue, SG&A expenses were 34.5% for second quarter 2010 compared to 35.6% for second quarter 2009.

Net Loss

Net loss for second quarter 2010 was $7.5 million compared to net loss of $16.5 million for second quarter 2009. The net loss for second quarter 2009 included a $10.3 million debt extinguishment charge related to PAETEC’s repayment of amounts outstanding under its credit facilities in June 2009.

Interest expense for second quarter 2010 increased to $22.6 million from $17.3 million for second quarter 2009. The increase in interest expense was primarily due to higher weighted average interest rates following PAETEC’s June 2009 and January 2010 issuances of its 8 7/8% senior secured notes due 2017.

Sequential Results – Second Quarter 2010 Compared to First Quarter 2010

Revenue

•	Total revenue of $396.1 million for second quarter 2010 increased 1.6% or $6.0 million from first quarter 2010.

•	Core network services revenue grew 0.6% or $1.7 million for second quarter 2010 from first quarter 2010 primarily due to net facilities increases during the second quarter.

•	Core carrier service revenue for second quarter 2010 increased 0.8% or $0.3 million from first quarter 2010.

•	Integrated solutions revenue for second quarter 2010 increased 37.7% or $6.2 million, primarily due to the acquisitions of US Energy Partners and Quagga Corporation.

Adjusted EBITDA and Margins

Adjusted EBITDA of $65.1 million for second quarter 2010 was essentially flat over adjusted EBITDA of $65.5 million for first quarter 2010. Adjusted EBITDA margin was 16.4% for second quarter 2010 compared to 16.8% for first quarter 2010 primarily due to higher SG&A expenses.

Second quarter 2010 cost of goods sold increased 2.1% or $4.0 million from first quarter 2010. Gross margin decreased to 50.3% for second quarter 2010 from 50.6% in the first quarter 2010.

SG&A expenses for the second quarter 2010 were $136.8 million, including stock-based compensation of $2.6 million, and increased 1.9% or $2.5 million from first quarter 2010. As a percentage of total revenue, SG&A expenses were 34.5% for second quarter 2010 compared to 34.4% for first quarter 2010. Increases in SG&A were primarily attributed to the recent acquisition of Quagga Corporation and growth in our sales force. The net number of PAETEC employees increased by 116 during second quarter 2010.

Net Loss

Net loss for second quarter 2010 decreased to $7.5 million from a net loss of $9.5 million for first quarter 2010. The net loss for first quarter 2010 primarily reflected a $4.4 million debt extinguishment charge related to PAETEC’s repayment of amounts outstanding under our credit facilities in January 2010. Interest expense increased $0.6 million from first quarter 2010 to $22.6 million for second quarter 2010.

Capital Expenditures

Capital expenditures for second quarter 2010 were $31.4 million, or 7.9% of total revenue, compared to $27.2 million, or 6.9% of total revenue, for second quarter 2009. Capital expenditures for second quarter 2010 were largely applied to enhancements to PAETEC’s network, including upgrades to its core data network, and the expansion of PAETEC’s data center portfolio.

Capital expenditures for second quarter 2010 increased 6.5% or $1.9 million from $29.5 million for first quarter 2010 primarily due to timing of certain network investments. Capital expenditures as a percentage of total revenue for first quarter 2010 were 7.6%.

Cash Flow and Liquidity

PAETEC had cash, cash equivalents and short term investments of $125.6 million on June 30, 2010 compared to a March 31, 2010 cash and cash equivalent balance of $144.3 million. A combination of cash used for the Quagga acquisition and stock repurchases accounted for the difference in sequential cash balances. Cash flow provided by operations decreased to $36.9 million in second quarter 2010 from $38.2 million in second quarter 2009. Free cash flow for second quarter 2010 was $33.7 million, which represented a 6.5% or $2.4 million decrease from first quarter 2010 and was the 30th consecutive quarter of free cash flow generation.

Indebtedness

At June 30, 2010, PAETEC had $950.0 million in debt outstanding under its senior notes, which was comprised of $650.0 million principal amount of 8 7/8% senior secured notes due 2017 and $300.0 million principal amount of 9.5% senior unsecured notes due 2015.

At June 30, 2010, PAETEC also had a senior secured revolving credit facility under which no revolving loans were outstanding and under which PAETEC could obtain from time to time revolving loans of up to an aggregate principal amount of $50.0 million.

Common Stock Repurchase Program

PAETEC repurchased a total of 1,146,675 shares of common stock for an aggregate cost of $4.5 million or $3.93 average cost per share, in second quarter 2010. Since August 2008, PAETEC has repurchased approximately 9.0 million shares of common stock for an aggregate price of approximately $2.55 per share under its current and previous stock repurchase programs.

Full Year 2010 Outlook

“We are pleased to reaffirm full year 2010 guidance,” said Keith Wilson, PAETEC’s chief financial officer.

PAETEC’s revenue and adjusted EBITDA expectations for the full year 2010 assume, among other matters, that there is no further significant decline in economic conditions and that there are no significant changes in the competitive or regulatory environments. PAETEC’s revenue and adjusted EBITDA expectations for full year 2010 are as follows:

($ in millions)

Revenue	$1,590 to $1,630

Adjusted EBITDA	$260 to $275

Conference Call

As previously announced, PAETEC will host a conference call today at 9:30 a.m. ET to discuss second quarter 2010 results. Chairman and CEO Arunas Chesonis and Chief Financial Officer Keith Wilson will be participating. A live webcast and a replay of the call will be available on the Investors page at www.paetec.com.

Conference Call details are as follows:

US/Canada Dial in: (800) 688-0836

International: (617) 614-4072

Passcode: 51433935

Audio Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=3255984

Replay details are as follows:

Replay Dates: August 5, 2010, 12:30 p.m. ET through August 19, 2010

US/Canada Replay Dial in: (888) 286-8010

International Replay Dial in (617) 801-6888

Replay Passcode: 21133333

Audio Replay Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=3255984

Supplemental Information

A supplemental presentation of information complementary to the information presented in this release and that will be discussed on the conference call will be made available on the Investors portion of www.paetec.com prior to the conference call.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. The financial guidance in this press release with respect to revenue and adjusted EBITDA for full year 2010 constitutes “forward-looking statements” and reflects PAETEC’s current analysis of existing trends and information. These statements represent PAETEC’s judgment only as of the date of this press release. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2009 Annual Report on Form 10-K and in PAETEC’s subsequently filed

SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: general economic conditions and trends; the continued availability of necessary network elements at acceptable cost from competitors; changes in regulation and the regulatory environment; industry consolidation; PAETEC’s ability to manage its business effectively; competition in the markets in which PAETEC operates; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s ability to integrate the operations of acquired businesses; PAETEC’s ability to implement its acquisition strategy; any significant impairment of PAETEC’s goodwill; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; interest rate risks and compliance with covenants under PAETEC’s debt agreements; PAETEC’s ability to attract and retain qualified personnel and sales agents; PAETEC’s failure to obtain and maintain network permits and rights-of-way; PAETEC’s involvement in disputes and legal proceedings; PAETEC’s ability to maintain and enhance its back office systems; and effects of network failures, system breaches, natural catastrophes and other service interruptions. PAETEC disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Revenue:
Network services revenue	$310,242	$310,474	$312,946	$620,716	$630,022
Carrier services revenue	63,088	63,043	66,781	126,131	135,530
Integrated solutions revenue	22,770	16,534	15,434	39,304	28,859

Total revenue	396,100	390,051	395,161	786,151	794,411
Cost of sales (exclusive of operating items shown separately below)	196,784	192,749	196,859	389,533	395,842
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	136,803	134,260	140,559	271,063	281,577
Sales and use tax settlement	-	-	-	-	(1,200)
Depreciation and amortization	47,439	47,173	46,159	94,612	92,372

Income from operations	15,074	15,869	11,584	30,943	25,820
Debt extinguishment and related costs	-	4,423	10,348	4,423	10,348
Other income, net	(150)	(112)	(337)	(262)	(772)
Interest expense	22,600	22,037	17,300	44,637	34,524

Loss before income taxes	(7,376)	(10,479)	(15,727)	(17,855)	(18,280)
Provision for (benefit from) income taxes	152	(941)	758	(789)	1,513

Net loss	$(7,528)	$(9,538)	$(16,485)	$(17,066)	$(19,793)

Net cash provided by operating activities				$44,749	$49,330
Net cash used in investing activities				$(88,031)	$(56,684)
Net cash provided by (used in) financing activities				$14,063	$(17,471)

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, debt extinguishment and related costs, sales and use tax settlement, and gain on non-monetary transaction. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as net loss and revenue, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary, ongoing and customary course of its operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Adjusted EBITDA Presentation” in PAETEC’s annual report on Form 10-K for the year ended December 31, 2009 for additional information regarding PAETEC’s reasons for including adjusted EBITDA and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Net loss	$(7,528)	$(9,538)	$(16,485)	$(17,066)	$(19,793)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	47,439	47,173	46,159	94,612	92,372
Interest expense, net of interest income	22,453	21,964	17,030	44,417	33,871
Provision for (benefit from) income taxes	152	(941)	758	(789)	1,513

EBITDA	62,516	58,658	47,462	121,174	107,963

Stock-based compensation	2,593	2,462	5,799	5,055	10,561
Debt extinguishment and related costs	-	4,423	10,348	4,423	10,348
Sales and use tax settlement	-	-	-	-	(1,200)
Gain on non-monetary transaction	-	-	(83)	-	(224)

Adjusted EBITDA	$65,109	$65,543	$63,526	$130,652	$127,448

PAETEC Holding Corp. and Subsidiaries

Expected Adjusted EBITDA Reconciliation

(in millions)

The table below sets forth, for the period indicated, a reconciliation of expected adjusted EBITDA to expected net loss, as net loss is calculated in accordance with GAAP:

	Twelve Months Ending December 31,	Twelve Months Ending December 31,

	2010	2010

	Low End of Guidance	High End of Guidance
Expected net loss	$(43)	$(28)
Add back non-EBITDA items included in expected net loss:
Depreciation and amortization	190	190
Interest expense, net of interest income	90	90
Provision for income taxes	5	5

Expected EBITDA	242	257

Stock-based compensation	13	13
Debt extinguishment and related costs	5	5

Expected adjusted EBITDA	$260	$275

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by PAETEC’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of PAETEC’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of PAETEC’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

• free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow; and

• free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, investing activities, financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Adjusted EBITDA (see previous page)	$65,109	$65,543	$63,526	$130,652	$127,448
Purchases of property and equipment	(31,397)	(29,474)	(27,192)	(60,871)	(57,177)

Free cash flow, as defined	33,712	36,069	36,334	69,781	70,271
Purchases of property and equipment	31,397	29,474	27,192	60,871	57,177
Interest expense, net of interest income	(22,453)	(21,964)	(17,030)	(44,417)	(33,871)
Other	(228)	(1,180)	(735)	(1,408)	(1,482)
Swap termination payment	-	-	(4,531)	-	(4,531)
Bad debt expense	2,985	4,141	5,241	7,126	9,743
Amortization of debt issuance costs	697	659	513	1,356	1,026
Amortization of debt discount	324	328	274	652	548
Changes in operating assets and liabilities	(9,513)	(39,699)	(9,088)	(49,212)	(49,551)

Net cash provided by operating activities	$36,921	$7,828	$38,170	$44,749	$49,330

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

	As of June 30, 2010	As of December 31, 2009
Financial Data (in thousands):
Cash and cash equivalents	$123,669	$152,888
Short term investments	$1,972	$-
Accounts receivable, net	$229,632	$201,308
Property and equipment, net	$624,414	$619,048

Accounts payable	$80,975	$63,528
Other accrued expenses	$124,379	$146,781
Current portion of long-term debt and capital lease obligations	$11,342	$4,786
Long-term debt and capital lease obligations	$963,684	$921,271

Operating Data

Geographic markets served (1)	84	84

Number of switches deployed	122	122

Total digital T1 transmission lines installed	240,844	229,253

Total access line equivalents installed (2)	6,030,669	5,852,606

Total employees	3,762	3,693

(1) In the top 100 metropolitan statistical areas

(2) Includes Plain Old Telephone Service (“POTS”), which involves basic telephone services supplying standard single line telephones, telephone lines and access to the public switched network.